CONO ITALIANO, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated this 30th day of December, 2009 (the “Agreement”), by and between Cono Italiano, Inc., a Nevada corporation (the “Company”), and Mitchell Brown (the “Executive”).

WHEREAS, the Company desires to engage the Executive to serve the Company as the Chief Executive Officer and the Executive desires to serve as the Chief Executive Officer of the Company;

NOW THEREFORE, in consideration of the premises and the mutual agreements made herein, the Company and the Executive agree as follows:

1.           Employment; Duties.  The Company shall engage the Executive to serve as Chief Executive Officer of the Company.  The Executive shall serve the Company in such capacity for the “Employment Period” as defined in Section 2.  The Executive agrees that during the term of his employment hereunder, he shall devote approximately Seventy-Five Percent (75%) of his professional working time, attention, knowledge and experience and give his best effort, skill and abilities to promote the business and interests of the Company as directed by the Board of Directors of the Company or a committee of the Board of Directors to which the Board of Directors has duly delegated authority thereof (collectively, the “Board”).  The Company acknowledges and agrees that the services rendered to the Company shall not be exclusive to the Company and the Executive may pursue other business activities so long as such other business activities are not in conflict with the Company.  The Executive agrees to faithfully and diligently perform such reasonable duties commensurate with the position of Chief Executive Officer as may from time to time be assigned to the Executive by the Board.  For purposes of clarity, except with respect to subsidiaries of the Company, to the extent the Executive renders services to any other organizations, all such services must be rendered in a separate capacity and shall not be deemed to constitute services of the Executive as an agent of any such other organization to the Company or by or on behalf of the Company to such other organizations unless expressly delegated in writing to such effect.

2.           Employment Period.  This Agreement shall have an initial term of two year(s) to be effective commencing as of January 1, 2010 and ending on December 31, 2011 (the “Initial Employment Period”), unless sooner terminated in accordance with the provisions of Section 7 or Section 8.  This Agreement shall automatically renew and continue to remain in effect after the Initial Employment Period for successive one year periods (each, a “Renewal Employment Period”), until terminated as provided herein, unless either party provides the other party with written notice of non-renewal not later than 30 days prior to the expiration of the Initial Period or the anniversary of such date in any subsequent Renewal Employment Period.  The Initial Employment Period and each Renewal Employment Period of this Agreement is referred to herein as the “Employment Period.”

Cono Italiano, Inc. - Employment Agrement

3.           Compensation.

(a)           Base Compensation.  The Executive shall be paid a base salary of One Hundred and Twenty-Five Thousand Dollars ($125,000) payable incrementally on a monthly basis and pro-rated for any partial year of employment, less any applicable statutory and regulatory deductions (the “Base Salary”).  The Executive hereby agrees to defer the receipt of Base Salary and any and all other amounts due hereunder, all of which shall accrue and not become due and payable by the Company to the Executive until the first business day of January 2012 (the “Deferral Period”).

(b)           Form of Compensation.  At the end of the Deferral Period, the Company shall have the choice of paying the Executive the deferred Base Salary within thirty (30) calendar days in either (i) a lump sump cash payment, or (ii) in restricted shares of the Company’s common stock (such stock compensation, the “Stock Payment”).  The Stock Payment shall be equal in value to the outstanding Base Salary, with such value to be calculated on the basis of the average of the closing price of shares of the Company’s common stock on the thirty (30) calendar days prior to and including December 31, 2011.  Such closing prices shall be determined by reference to the closing price of common stock of the Company, as listed on the primary exchange for the trading of the Company’s common stock, or in the absence of such an exchange, as listed on the NASDAQ’s Over the Counter Bulletin Board or any successor thereto.

(c)           Options. The Executive shall be eligible to participate in the Company equity incentive plan and options as granted at the discretion of the Board of Directors.

(d)           Expense Reimbursement.  The Executive shall be entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with travel and matters related to the Company's business and affairs if made in accordance with written Company policy as in effect from time to time as determined by the Board.

(e)           Place of Employment. The parties agree that the principal place of services to be rendered to the Company by Executive shall be in New Jersey and all compensation shall be paid to Executive in such jurisdiction.

4.           Trade Secrets.  The Executive agrees that it is in the Company's legitimate business interest to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Company or its affiliates as provided herein, and agrees not to disclose or use the Trade Secrets and/or Confidential Information relating to the Company or its affiliates for any purpose other than in connection with his performance of his duties to the Company.  For purposes of this Agreement, “Trade Secrets” shall mean all confidential and proprietary information belonging to the Company (including prospective client lists, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information). For purposes of this Agreement, “Confidential Information” shall mean all information other than Trade Secrets belonging to, used by, or which is in the possession of the Company and relating to the Company’s business or assets specifically including, but not limited to, information relating to the Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, in each case to the extent that such information is not required to be disclosed by applicable law or compelled to be disclosed by any governmental authority.  Notwithstanding the foregoing, the terms “Trade Secrets” and “Confidential Information” do not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Executive), provided, that the source of such information is not known by the Executive to be bound by a confidentiality agreement with the Company; or (ii) is independently developed by the Executive without violating this Agreement.

Cono Italiano, Inc. - Employment Agrement

5.           Return of Documents and Property.  Upon the expiration or termination of the Executive's employment with the Company, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company or its affiliates, and (b) all documents, materials, equipment and other property (including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and ID cards) belonging to the Company or its affiliates, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

6.           Discoveries and Works.  All Discoveries and Works made or conceived by the Executive during his employment by the Company, solely, jointly or with others, that relate to the Company's present or anticipated activities, or are used or useable by the Company shall be owned by the Company.  For the purposes of this Section 6, (including the definition of “Discoveries and Works”) the term “Company” shall include the Company and its affiliates.  The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications.  The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company, (c) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights.  Any Discoveries and Works which, within one year after the expiration or termination of the Executive's employment with the Company, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or delivered by the Company at the time of such termination shall, as between the Executive and, the Company, be presumed to have been made during the Executive's employment by the Company.  The Executive acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the U.S. Copyright Act of 1976, as amended 17 U.S.C. Sect. 101.

Cono Italiano, Inc. - Employment Agrement

7.           Termination.

(a)           Termination by the Company.  The Company may terminate this Agreement with or without cause at any time during the Employment Period effective immediately upon giving written notice of termination to the Executive.  In the event that the Executive is terminated without cause, all options granted to date to the Executive shall immediately vest.  In the event that the Executive is terminated with cause, all unvested options shall expire.  For purposes of this Agreement, “cause” shall mean, with respect to the Executive, (i) any act of fraud or dishonesty, willful misconduct or negligence in connection with the Executive's performance of his duties, (ii) repeated failure of the Executive to follow reasonable instructions of the Board, (iii) dishonesty of the Executive which causes a material detriment to the Company or its affiliates, (iv) a breach by the Executive of any provision hereof or of any contractual or legal fiduciary duty to the Company (including, but not limited to, the unauthorized disclosure of Trade Secrets or other Confidential Information, non-compliance with the policies, guidelines and procedures of the Company or engaging during his employment in any other employment or business without the express written approval of the Company’s Board of Directors), (v) the arrest of the Executive for the commission of a felony, whether or not such alleged felony was committed in connection with the Company's business or (vi) the commencement of any bankruptcy proceedings (whether voluntary or involuntary), the appointment of a trustee or receiver for the Executive or the general assignment of the Executive's assets to his creditors.

(b)           Termination by Executive . The Executive may terminate this Agreement with or without cause at any time during the Employment Period upon thirty (30) days prior written notice of termination to the Company.

(c)           Effect of Termination.  Except as otherwise provided herein, in the event this Agreement is terminated pursuant to this Section 7, the Executive's rights and the Company's obligations hereunder shall cease as of the effective date of the termination, including, without limitation, the right to receive Base Salary not yet accrued, options not yet granted and all other compensation or benefits provided for in this Agreement.  The Executive shall not be entitled to any further compensation, options, or severance compensation of any kind, other than the payment of Base Salary accrued through the termination date, to be paid after the end of the Deferral Period, as described in Section 3 of this Agreement.  The Executive shall have no further right or claim to any compensation, options, benefits or severance compensation under this Agreement or otherwise against the Company or its affiliates, from and after the date of such termination, except as required by applicable law.  Any termination under this Section 7 is subject to the provisions of Sections 18 and 20 hereof.

(d)           Relinquishment of Authority.  Notwithstanding anything to the contrary set forth herein, upon written notice to the Executive, the Company may immediately relieve the Executive of all his duties and responsibilities hereunder and may relieve the Executive of authority to act on behalf of, or legally bind, the Company.

Cono Italiano, Inc. - Employment Agrement

(e)           Transition Services and Certifications. Following any termination for any reason, the Executive shall render any and all services reasonably necessary for the Company to facilitate proper transition of the Company’s books and records and the Executive shall certify to the Company that any and all books and records maintained during the period of Executive’s services to the Company were true and complete and did not contain any material misstatements or omissions or any misleading information of any nature or kind, and that all controls and procedures of the Company under the management authority of Executive during the period of employment were properly observed during the period of service of the Executive.

8.           Disability: Death.

(a)           If, prior to the expiration of any applicable Employment Period, the Executive shall be unable to perform his duties hereunder by reason of physical or mental disability for at least ninety (90) calendar days, the Company shall have the right to terminate this Agreement and the remainder of the Employment Period by giving written notice to the Executive to that effect.  Immediately upon the giving of such notice, the Employment Period shall terminate.

(b)           Upon termination of this Agreement pursuant to Section 8(a), the Executive shall (i) be paid his Base Salary through the effective date of such termination, at the end of the Deferral Period and in accordance with the terms of Section 3, above, and (ii) all options previously granted shall remain in full force and effect.  All other compensation and benefits provided for in Section 3 of this Agreement shall cease upon termination pursuant to Section 8(a), except as otherwise required by applicable law.

(c)           In the event of a dispute as to whether the Executive is disabled within the meaning of Section 8(a), either party may from time to time request a medical examination of the Executive by a doctor appointed by the chief of staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose.  The cost of any such medical examination shall be borne by the requesting party.

(d)           If, prior to the expiration of the Employment Period or the termination of this Agreement, the Executive shall die, the Executive's estate shall be paid any compensation due through such date of death.  Except as otherwise provided in this Section 8(d), upon the death of the Executive, the Employment Period shall terminate without further notice and the Company shall have no further obligations hereunder, including, without limitation, obligations with respect to compensation, options and benefits provided for in Section 3 of this Agreement, other than as set forth in the immediately preceding sentence or as otherwise required by law.  Any termination under this Section 8 is subject to the provisions of Section 18 hereof.

Cono Italiano, Inc. - Employment Agrement

9.           No Conflicts.  The Executive has represented and hereby represents to the Company and its affiliates that the execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive is a party or of which the Executive is or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and agrees to indemnify and save the Company and its affiliates harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist.  For purposes of this Agreement, “affiliate” shall include any subsidiary in the case of the Company, and any person or entity directly or indirectly controlled by or controlling the Company.

10.           Non-competition.   Except as authorized by the Board of Directors, during the Executive’s employment by the Company and for a period of one year thereafter, Executive will not (except as an officer, director, stockholder, employee, agent or consultant of the Company or any subsidiary or affiliate thereof) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the Company, or in any manner influence such person to cease doing business in part or in whole with Company; (ii) engage in a Competing Business; (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any person engaged in a Competing Business in the United States; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. For purposes of this section, “Competing Business” means any company or business which is engaged directly or indirectly in any business carried on or planned to be carried on by the Company or any of its subsidiaries or affiliates.

11.           Non-Solicitation.  During the Executive’s employment by the Company and for a period of one year thereafter (the “Restricted Period”), the Executive, directly or indirectly, whether for his account or for the account of any other individual or entity, shall not solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were either customers of the Company during the time the Executive was employed by the Company, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates, during the one year period prior to the termination of the Executive’s employment.  The Executive further agrees that during the Restricted Period, he shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the time the Executive was employed by the Company, to terminate his or her employment relationship with the Company or to become employed by the Executive or any individual or entity by which the Executive is employed or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or its affiliates.

Cono Italiano, Inc. - Employment Agrement

12.           Enforcement.  The Executive agrees that any breach of the provisions of this Agreement would cause substantial and irreparable harm, not readily ascertainable or compensable in terms of money, to the Company for which remedies at law would be inadequate and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to temporary, preliminary and other injunctive relief in the event the Executive violates or threatens to violate the provisions of this Agreement, as well as damages, including, without limitation consequential damages, and an equitable accounting of all earnings, profits and benefits arising from such violation, in each case without the need to post any security or bond.  Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to the Company for such breach or threatened breach.  A waiver by the Company of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by the Executive.

13.           Determinations by the Company.  All determinations and calculations with respect to this Agreement shall be made by the Board or any committee thereof to which the Board has delegated such authority, in good faith in accordance with applicable law, the certificate of incorporation and by-laws of the Company, in its sole discretion, and shall be final, conclusive and binding on all persons, including the Executive and the personal representative of his estate.

14.           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon (i) the Company, its successors and assigns, and any company with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, and (ii) Executive and his executors, administrators, heirs and legal representatives.  Since the Executive’s services are personal and unique in nature, the Executive may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.

15.           Notices.  Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, or sent properly addressed in a sealed envelope postage prepaid by certified or registered mail, or delivered by a reputable overnight delivery service.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of record on file with the Company; and properly addressed to the Company if addressed to:

Cono Italiano, Inc.
10 Main Street
Keyport, NJ  07735
Telephone:  877-330-2666
Attention:  Joseph Masselli

With a copy to:

Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, New York 10005
Telephone:  212-509-5050
Telecopier:  212-509-9559
Attention:  Travis L. Gering, Esq.

Cono Italiano, Inc. - Employment Agrement

16.           Severability.  It is expressly understood and agreed that although the Company and the Executive consider the restrictions contained in this Agreement to be reasonable and necessary for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, if a final determination is made by arbitration or any court having jurisdiction that any provision contained in this Agreement is invalid, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitral body or court may determine or indicate to be reasonable.  Alternatively, if the arbitrable body or court finds that any provision or restriction contained in this Agreement or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.  The provisions of this Agreement shall in no respect limit or otherwise affect the Executive's obligations under any other agreements with the Company.

17.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Signatures hereto may be facsimiles or electronically scanned copies which shall have the same full force and effect as a manually signed original thereof.

18.           Effects of Termination.  Notwithstanding anything to the contrary contained herein, if this Agreement is terminated pursuant to Section 7 or Section 8 or expires by its terms, the provisions of Sections 4-6 and 10-20 of this Agreement shall survive and continue in full force and effect.

19.           Governing Law and Arbitration.  This Agreement shall be governed by the laws of the State of New York.  All disputes and controversies arising out of or relating to this Agreement shall be finally settled and binding under the Rules of International Commercial Dispute Resolution of the American Arbitration Association.  The place of arbitration shall be New York.  The Arbitration shall be conducted a single arbitrator appointed in accordance with the ICDR rules.  Any award, verdict or settlement issued under such arbitration may be entered by any party for order of enforcement by any court of competent jurisdiction.  The arbitrator shall have no power to take interim measures he or she deems necessary, including injunctive relief and measures for the protection or conservation of property.

Cono Italiano, Inc. - Employment Agrement

20.           Miscellaneous.  This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein.  This Agreement cannot be modified, altered or amended except by a writing signed by both parties.  No waiver by either party of any provision or condition of this Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any other provision or condition at the same or any prior or subsequent time.

[signature page follows]

Cono Italiano, Inc. - Employment Agrement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Mitchell Brown
Name: Mitchell Brown

THE COMPANY: CONO ITALIANO, INC.

By:	/s/ Joseph Masselli
Name: Joseph Masselli
Title: President and Chief Operating Officer